Exhibit 10.13

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

WEST CENTRAL BIODIESEL SUPPLY AGREEMENT

This Agreement, dated effective the 24th day of August, 2005, is made by and between West Central Cooperative, an Iowa cooperative association, with its principal offices located 406 First Street, Ralston, Iowa 51459 (“WC”), and Peter Cremer North America, LP, a Delaware limited partnership, with its principal offices located at 3117 Southside Avenue, Cincinnati, Ohio 45204 (“PCNA”).

WHEREAS, WC markets and sells biodiesel, biodiesel blends and other alternative fuel products and related services throughout the United States;

WHEREAS, PCNA has entered into an agreement with Twin Rivers Technology Natural Ingredients, LLC (“TRT”) whereby TRT manufactures, produces and stores methyl esters suitable for production of biodiesel at its Cincinnati facility in Cincinnati, Ohio exclusively for PCNA (the “TRT Agreement”);

WHEREAS, PCNA from time to time receives Commodity Credit Corporation (“CCC”) reimbursements on production classified as incremental on a quarterly basis for the biodiesel methyl esters produced by TRT at Cincinnati;

WHEREAS, WC desires to purchase biodiesel methyl ester products produced for PCNA by TRT;

WHEREAS, PCNA is willing to supply WC with biodiesel, biodiesel blends and other methyl ester products that may be manufactured by TRT from time to time pursuant to the TRT Agreement;

WHEREAS, WC and PCNA desire to amend their prior West Central Biodiesel Supply Agreement dated the 24th day of August, 2005 (“Prior Agreement”), by substituting in its place this document,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, WC and PCNA agree as follows:

1.           Production and Take Volumes and Timing.

(a)                                  Subject to the following terms and provisions, PCNA will sell WC Biodiesel methyl ester Product totaling

•                  10/01/2005 – 9/30/2006: 210,000,000 lbs.

•                  10/01/2006 – 9/30/2007: 240,000,000 lbs.

•                  10/01/2007 – 9/30/2008: 240,000,000 lbs.

(b)                                 PCNA will sell WC Biodiesel methyl ester Product meeting the ASTM D-6751 specification.

(c)                                  All raw materials acquisition and corresponding production costs associated with the manufacture of the Product will be the sole responsibility of PCNA.

(d)                                 Each batch will be accompanied by a certificate of analysis.  If additional testing is required, Product samples will be sent to a mutually agreeable third party laboratory.  If the Product meets the specification, the cost of the sampling, shipping, and testing of the sample test will be paid for by WC.  If it does not meet the specification, these costs will be paid for by PCNA.

(e)                                  Timing and off take volumes.  The off-take of all produced volume is important.  PCNA agrees to produce Biodiesel as per the attached production plan as outlined in Exhibit A within the period from 10/01/05 until 9/30/2008.  WC agrees to establish and adhere to the attached purchase plan on Exhibit B, subject to the following:

(i)                                     By signature to this Agreement, WC hereby agrees to purchase Product hereunder for the period 10/01/2005 – 03/31/2006.  Thereafter, the parties agree that WC has an option to purchase Product under this Agreement in six-month segments measured from each April 1st and October 1st.  WC shall have until thirty (30) days prior to the commencement of the six months beginning April 1, 2006 (and each six months thereafter), to notify PCNA in writing if WC will be purchasing Product for such upcoming six-month period.  If such notification is provided, PCNA shall sell and WC shall purchase Product pursuant to the terms herein for such six-month period.  If such notification is not provided, then unless otherwise agreed, the parties shall not be obligated to perform under this Agreement during such six-month period (and PCNA shall have the right to sell Product to other parties during such six months).  At the conclusion of each six-month period during the initial and any renewal terms of this Agreement (whether WC had exercised its option to purchase during such period or not), WC would once again have the option to purchase Product under this Agreement for the next six months, by furnishing written notice of its election to purchase Product at least thirty (30) days prior to the commencement of such six-month period.

(ii)                                  PCNA understands and agrees that WC will be marketing Product in six-month segments beginning 10/01/2005.  In the event that TRT is not able to meet the production volumes set out under Exhibit A attached hereto for any six-month segment as referenced at section 1(e)(i) above, or for any other reason PCNA fails to timely deliver the anticipated production volume from Exhibit A for such six-month segment,  and in addition fails to delivery such Product within an additional two month grace period commencing immediately after the six-month segment (“Grace Period”), then with respect to any Product scheduled for a particular six-month segment and not produced and available until after the close of such Grace Period (“Late Product Production”), WC shall have the option (but not the obligation) to purchase such Late Product Production at the price and upon the terms (including conversion fee) applicable to such prior six-month segment.  In the event WC chooses not to purchase but instead gives notice to PCNA of WC’s decision to release such Late Product Production

*** Confidential material redacted and filed separately with the Commision from the Agreement, PCNA shall have the right to sell such Late Product Production to other parties.  With respect to any deliveries of Product to WC made during the Grace Period, PCNA shall identify whether such Product is being made with respect to the six-month segment just closed, or relates to the subsequent six-month segment just commencing.  If requested by PCNA, WC agrees to assist PCNA in monitoring production as it relates to the six-month segments, and positions held in futures contracts, to make possible adjustments if Late Product Production is anticipated.  Late Product Production released from the terms of this Agreement (whether or not purchased by a third party) shall nonetheless reduce WC’s total purchase commitment hereunder.

2.           Pricing.

(a)                                  Oil Pricing:  Actual costs of delivered Crude Soybean oil to Cincinnati (intention J.M. Smucker Co.) or RB Soybean oil delivered to PCNA’s North Terminal.

Oil Price will consist of Oil Futures + Basis.

Example:

On October 1st J.M. Smucker will deliver *** lbs. of Refined oil.  The invoice price will include Crude October Soybean Futures Price per Chicago Board of Trade (“CBOT”) + Basis (J.M. Smucker Co. plant); $***+ $***/lb. = $***/lb.

WC will make every effort to inform PCNA in writing when to fix the futures prior to 9:30 a.m. on a given CBOT trading day.  If WC informs PCNA prior to noon on a given trading day, it is agreed that PCNA will fix futures during the current day’s trading session.  Should WC inform PCNA after noon on such a trading day, PCNA shall have until the following trading session to fulfill WC’s order, priced within that session’s opening range.

(b)                                 Conversion Fee:  WC will receive product for a purchase price equal to PCNA’s cost of Crude Soybean Oil delivered Cincinnati, OH by J.M. Smucker Co. (on a per pound basis) plus $*** per pound of Product.  Conversion fee will be locked in on a 6 month basis and will be adjusted semi-annually based on utilities, Glycerin, and methanol.

Example:

(A)	Crude SBO price per CBOT:	$***
(B)	Basis (J.M. Smucker Co. plant):	$***
(C)	Subtotal	$*** per lbs. of crude soybean oil

	Yield	*** lbs. of Biodiesel/lbs. of Crude Soybean oil

(D)	Costs of material	$*** per lbs.
(E)	Conversion fee	$*** per lbs. Biodiesel (Fixed OND ‘05 – JFM ‘06)

*** Confidential material redacted and filed separately with the Commission

(F)	Logistics	$*** per lbs. PCNA’s North Terminal to River tank
(G)	Final Price	$*** per lbs.

This price is based upon FOB Cincinnati, Ohio.

(c)                                  PCNA will invoice WC after the completion of each qualified lot or each barge shipment.  The invoice price will be equivalent to the total production costs as outlined above at 2(b) example bullet point (G).

WC will pay all invoices within ten (10) days of the invoice date.

(d)                                 Any CCC reimbursements received by WC or PCNA for the production at TRT during each CCC Quarter throughout 2006 shall be contributed in equal amounts toward the investment of a pipeline and tankage at PCNA’s North Terminal (“Improvements”).  In the event of significant proration of the CCC programs, WC and PCNA will contribute equal amounts of the Small Producers Credit (“SPC”) received for the production at TRT toward the Improvements.  WC’s share of the CCC and SPC shall not exceed $*** toward the Improvements.  In the event that neither the CCC nor SPC provides enough funding to reach the $*** to cover WC’s share of the investment WC will fund any residual funding out of profits generated by the sale of Biodiesel.

Example:	-	CCC funding is $***
• WC share is $***
	-	SPC funding is $***
• WC share is $***
	-	WC commitment shortfall is $*** of $***
	-	WC will fund remaining $*** from their share of generated profits from Biodiesel sales

CCC funds or Small Producers Credit funds will be deposited in an escrow account established in the names of WC and PCNA.

PCNA shall instruct the CCC or SPC to remit those funds directly into the established escrow account and shall provide a copy of this instruction to WC as soon as available.  PCNA will provide a copy of the CCC or SPC reimbursement application for the relevant production quarter to WC.

The disbursement from the account will be made as soon as practical after the receipt of the last CCC payment for the prior fiscal quarter.

3.                                       Product Buy Back Option.  PCNA may “purchase” a mutually agreed quantity of Biodiesel from WC for a purchase price equal to the “Final price” as outlined under 2(b) example bullet point (G).  Any such purchases shall reduce WC’s purchase commitment hereunder, and shall be paid for by PCNA within ten (10) days of the invoice date.

Example:  Under the Agreement, WC has agreed to purchase a total of 105 million pounds during the October 2005 through March 2006 period.  PCNA purchases 20 million pounds of Biodiesel from WC during this period.  As a result, WC’s total Product commitment for the October 2005 through March 2006 shall be reduced accordingly to 85 million pounds.

4.                                       Net Profit Distribution.  Both parties agree to share their individual net profits 50:50 from the sales of the TRT production of 690,000,000 lbs. of Biodiesel produced under this contract.

In case of a loss because of insufficient CCC funding or other unforeseen circumstances not covered by this contract the loss is the responsibility of each party only and shall not be shared.

Individual Net Profits are defined as:

WC’s net profit:  WC’s average sales price to customers minus “Final price to WC” as outlined under clause 2(b) example bullet point (G) multiplied with WC’s share of pounds sold.

PCNA’s net profit:  PCNA’s average sales price to customers minus “Final price to WC” as outlined under clause 2(b) example bullet point (G) multiplied with PCNA’s share of pounds sold.

The share of the individual net profit shall be 50:50 regardless of the profitability of the other individual result.

Both parties agree to exchange on a monthly basis their average sales prices.

Both parties agree to settle up with the other party for their share of the individual profits as soon as possible, but not later than the end of the month for all sales completed during the prior month.

PCNA or WC will have the option on a quarterly basis to audit invoice records to verify sales price by an agreed to third party.

5.                                       Storage and Distribution.  PCNA will store Biodiesel as deemed necessary for meeting production volumes and off take as outlined in schedule A and B.

Current Cincinnati based storage tanks under this contract are:

1 x 7MM lbs. tank River Tank ~ $6,000/mo.

1 x 7MM lbs. tank River Tank ~ $6,000/mo.

1 x 8MM lbs. tank River Tank ~ $9,000/mo.

6 x 7MM lbs. tanks at PCNA’s North Terminal ~ $8,000/tank/mo.

Tank storage costs (whether for the above listed tanks or at other locations), costs to transport Product to storage, in and out charges, and similar costs will be shared 50:50 between WC and PCNA.

6.                                       Indemnification.  PCNA agrees to indemnify and hold WC harmless from and against all claims or liabilities that may arise in connection with, or as a result of, the production, storage or distribution of Product by PCNA; provided, however, (i) that so long as the Product sold to WC complies with then current ASTM specifications, PCNA shall have no liability for any product claims arising under or resulting from this Agreement and (ii) that PCNA shall have no liability for claims arising under or resulting from WC’s negligence or that of its employees, agents or servants.  WC agrees to indemnify and hold PCNA harmless from and against all claims or liabilities that may arise in connection with, or as a result of, the storage, distribution, or sale of Product by WC, except that WC shall have no liability for claims arising under or resulting from PCNA’s negligence or that of its employees, agents or servants.

7.                                       Independent Parties.  Neither party to this Agreement is designated a representative, agent, partner or joint venture of the other party for any purpose whatsoever.  Neither party has the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto, nor to bind the other party hereto in any manner whatsoever or to in any way act on its behalf.

8.                                       Term/Termination.  The initial term of this Agreement shall be from the date hereof until September 30, 2008.  This Agreement may be renewed by mutual agreement for successive one (1) year terms by executing an appropriate letter agreement, signed by both parties, at least 90 days prior to the end of any term.  Any time after the initial term, either party shall have the right to terminate this Agreement for any reason by giving the other party notice of termination in writing, registered mail, return receipt requested, at least ninety (90) days prior to the effective date of such termination.  In the event that WC is the terminating party, WC will deliver, contemporaneously with the notice of termination, payment for all outstanding invoices.  In the event that PCNA is the terminating party, PCNA will fulfill — and WC will pay for — all outstanding quantities under this contract to the date of the notice of termination unless the parties agree otherwise.

9.                                       Failure to Perform by TRT.  In the event that TRT fails to perform, is unable to supply PCNA with Product, or otherwise breaches its agreement with PCNA, PCNA’s failure to supply WC with Product under this Agreement will not be a breach of this Agreement; provided that PCNA notifies WC and provided that PCNA takes commercially reasonable efforts to correct TRT’s performance (including PCNA purchasing replacement Product meeting the specifications set out herein to supply to WC at the price computed under section 2 if requested by WC because of sales made by WC in reliance on Exhibit A production plans which WC is not otherwise able to cancel or fill without incurring significant penalty or loss), PCNA otherwise to reimburse WC in an amount equal to one-half (1/2) of  such penalty or loss.

10.                                 Assignment.  In the event that either party has a change in ownership, is consolidated or merged with another entity, regardless of whether such party is the surviving entity, or undergoes any other change in status or structure, this Agreement will remain in full force and effect and the surviving or remaining entity will be obligated to fulfill the terms of the Agreement as if it had been the original signatory hereto.  No other modification or assignment of this Agreement shall be binding unless an authorized representative of each party provides authorization in writing.

11.                                 Confidential Information.  Each party acknowledges and agrees to the need for the confidential treatment of proprietary information that may be divulged by one party to the other during the term of this Agreement.  The parties agree not to disclose any such confidential information to any third parties except as required in order to perform any obligations in this Agreement unless directed in writing to do so by the other party, except as required by law; provided, however, that this provision shall not prevent disclosure by either party to any of its affiliates, employees, officers or agents that agree to be bound by the terms of this Agreement.  For purposes of this provision, TRT is not considered a third party and disclosure to TRT as necessary to perform under this Agreement shall not be a breach of this provision.  This Section 11 shall survive termination of this Agreement.

12.                                 Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

13.                                 Severability; Reformation.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal, unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement.

14.                                 Notices.  Any notice or other communication required hereunder shall be in writing and registered first-class mail, postage prepaid, return receipt requested, addressed to such entity at the addresses identified on the first page of this Agreement.

15.                                 Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Ohio.

16.                                 Force Majeure.  Except for obligations of payment, neither party will be liable to the other party for failure to perform any of its respective obligations hereunder if such failure results from any cause beyond the reasonable control of the affected party, including, but not limited to, acts of God; fire, flood, or other natural catastrophes; laws, orders, rules, regulations, or directives or actions of governmental authorities having jurisdiction over any civil military authority; national emergency, riot, act of terrorism; or labor dispute, work stoppage or other labor disturbance.

17.                                 Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration

Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Such arbitration shall not preclude either party from seeking prejudgment security or any other relief in aid of arbitration in any court of competent jurisdiction.

18.                                 Headings and Captions.  The headings and captions of the various sections of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of, any of the terms or provisions hereof.

19.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

20.                                 Amendment by Substitution.  By execution of this document, the parties hereby amend their Prior Agreement, by substituting in its entirety this Agreement as set out, the Prior Agreement having no further force or effect, and the parties agreeing to be bound by the foregoing terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

WEST CENTRAL COOPERATIVE		PETER CREMER NORTH AMERICA, LP

By	/s/ NILE RAMSBOTTOM	By	/s/ HOWARD M. FINDLEY
	Nile D. Ramsbottom, Vice President		Howard M. Findley, N.A. Sales Manager

		By	/s/ RAYMOND L. BITZER
Raymond L. Bitzer, President